UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
        UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
          OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
             AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                            Commission File Number:   0-24792

                             NTL (Triangle) LLC
             --------------------------------------------------
           (Exact name of registrant as specified in its charter)

                                 ntl House
                         Bartley Wood Business Park
                     Hook, Hampshire, RG27 9UP England
                            011 44 1256 752 000
            ---------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     11.20% Senior Discount Debentures
            ---------------------------------------------------
          (Title of each class of securities covered by this Form)

                                    None
            ---------------------------------------------------
        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    |_|     Rule 12h-3(b)(1)(ii)   |_|
              Rule 12g-4(a)(1)(ii)   |_|     Rule 12h-3(b)(2)(i)    |_|
              Rule 12g-4(a)(2)(i)    |_|     Rule 12h-3(b)(2)(ii)   |_|
              Rule 12g-4(a)(2)(ii)   |_|     Rule 15d-6             |_|
              Rule 12h-3(b)(1)(i)    |X|

Approximate number of holders of record as of the certification or notice
date:   None

          Pursuant to the requirements of the Securities Exchange Act of 1934, NTL (Triangle) LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        NTL (TRIANGLE) LLC




DATE:  May 13, 2004                     By: /s/ SCOTT E. SCHUBERT
                                            --------------------------------
                                            Name:  Scott E. Schubert
                                            Title:  Chief Financial Officer